Exhibit 99.1
GTSI Reports First Quarter Results
Revenue Up Driven by Services Increases
First Quarter Operating Expenses Reduced to Lowest Level in Five Years
HERNDON, VA. — May 7, 2009 — GTSI (R) Corp. (NASDAQ: GTSI), an enterprise IT infrastructure solutions and services provider to the government, release financial and operational results for the first quarter of 2009.
“For 26 years, we have been providing outstanding technical solutions to our government customers. We are proud to serve our Nation and are pleased that the Federal government continues to seek our guidance during the early days of President Obama’s administration,” said Jim Leto, GTSI’s Chief Executive Officer. “During the quarter, we saw our customers undergoing a significant recalibration of their activities as they transitioned to the leadership of the Obama administration. We are pleased to report increased revenues, especially in the services area. We feel that despite some slippage of award timetables that there will be no decline in the need for technology solutions in the Federal government for this fiscal year. Our insight and activity related to sales opportunities is strong and we anticipate that the traditional budget expenditures will make the second half of 2009 a very busy time for GTSI.
“GTSI is still projecting more than 10% revenue and 20% earnings before taxes growth in 2009. We remain confident in our ability to meet the Administration’s technology focuses in the areas of healthcare, cyber security and technology modernization. In particular, we have a financing option that enables our government customers to operate their networks, while GTSI owns the asset, in keeping with a renewed interest in leveraging every budget dollar and insourcing certain aspects of government activities,” said Leto.
For the first quarter of 2009, GTSI reported sales of $144.1 million, a 0.9% increase from $142.8 million in the first quarter of 2008, and a net loss of $3.9 million ($0.39 per share) an improvement over a net loss of $5.1 million ($0.52 per share) reported in the first quarter of 2008 due to an income tax benefit. Selling, general and administrative expenses were $22.9 million, down from $25.9 million for the same period in 2008. This reduction in expenses is the direct result of a year-long effort to curtail expenses, resulting in the lowest first quarter operating expenses in five years.
Gross margin dollars in the first quarter of 2009 were $15.7 million compared to $21.4 million of gross margin in the first quarter of 2008. The decline of margin is due to product mix, primarily software, lower services utilization rate and increased use of third party service providers. The company ended the first quarter of 2009 with a higher margin backlog than in the same quarter a year ago.

Operations and Financial Update
Peter Whitfield, GTSI’s Senior Vice President and Chief Financial Officer, said, “GTSI ended the quarter with a strong balance sheet, an improving cash position and no outstanding debt under our Credit Facility. Our days sales outstanding (DSO) at the end of the quarter was 37 days. In addition, our net cash provided by operating activities improved by $3.5 million to $31.3 million in the quarter. During the quarter we placed stricter controls related to general expenses which should in turn keep expenses relatively low throughout 2009.
“Over the past several months GTSI’s stock has been under some selling pressure. To help alleviate that situation, on April 27, 2009 we purchased 316,861 shares of our common stock from an active seller for a total purchase price of $1,267,444 (or $4.00 per share) in a private transaction that was approved by GTSI’s Board of Directors,” said Whitfield. “As of May 6, 2009, GTSI has 9,598,622 shares outstanding.”
On April 27, 2009, the Company provided 30-day notification to SunTrust Bank, in its capacity as Administrative Agent, to terminate the Credit Facility. The Company is finalizing a new credit agreement with a group of lenders that will be in place before of the current Credit Facility expires.
Conference Call
An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time, May 7, 2009. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through May 15, 2010. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. Eastern Time, May 15, 2009. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 82083725.
About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows customers to implement solutions quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com/About.

GTSI Contacts:
Paul Liberty	Fern Krauss
703.502.2540	703-502-2054
paul.liberty@gtsi.com	301-424-9140
fern.krauss@gtsi.com

GTSI Corp. Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		2009 vs 2008
	March 31,		Actual
	2009	2008	Better/(Worse)	Percentage
SALES
Product	$127,719	$127,567	$152	0.1%
Service	14,274	11,912	2,362	19.8%
Financing	2,079	3,311	(1,232)	-37.2%

	144,072	142,790	1,282	0.9%
COST OF SALES
Product	118,800	114,820	(3,980)	-3.5%
Service	9,284	5,717	(3,567)	-62.4%
Financing	325	847	522	61.6%

	128,409	121,384	(7,025)	-5.8%

GROSS MARGIN	15,663	21,406	(5,743)	-26.8%

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	22,863	25,871	3,008	11.6%

LOSS FROM OPERATIONS	(7,200)	(4,465)	(2,735)	-61.3%

INTEREST AND OTHER INCOME (EXPENSE), NET	329	(647)	976	150.9%

LOSS BEFORE TAXES	(6,871)	(5,112)	(1,759)	-34.4%

INCOME TAX BENEFIT	2,991	48	2,943	6131.3%

NET LOSS	$(3,880)	$(5,064)	$1,184	23.4%

LOSS PER SHARE
Basic	$(0.39)	$(0.52)	$0.13	25.0%

Diluted	$(0.39)	$(0.52)	$0.13	25.0%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,864	9,692	172	1.8%

Diluted	9,864	9,692	172	1.8%

GTSI Corp. Consolidated Balance Sheet
(In thousands)

			Change from December 31,
			2008
	March 31,	December 31,	Actual
	2009	2008	Better/(Worse)	Percentage
ASSETS
Current assets:
Cash and cash equivalents	$8,547	$—	$8,547	100.0%
Accounts receivable, net	145,121	190,740	(45,619)	-23.9%
Inventory	20,896	13,491	7,405	54.9%
Deferred costs	6,056	7,849	(1,793)	-22.8%
Other current assets	11,515	7,807	3,708	47.5%

Total current assets	192,135	219,887	(27,752)	-12.6%
Depreciable assets, net	13,045	13,664	(619)	-4.5%
Long-term receivables and other assets	44,907	14,078	30,829	219.0%

TOTAL ASSETS	$250,087	$247,629	$2,458	1.0%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$—	$22,387	$22,387	100.0%
Accounts payable	111,229	103,553	(7,676)	-7.4%
Financed lease debt, current portion	3,019	6,538	3,519	53.8%
Accrued liabilities	20,861	17,857	(3,004)	-16.8%
Deferred revenue	1,774	2,079	305	14.7%

Total current liablilites	136,883	152,414	15,531	10.2%
Long-term financed lease debt	682	2,530	1,848	73.0%
Other liabilities	25,848	2,571	(23,277)	-905.4%

Total liabilities	163,413	157,515	(5,898)	-3.7%
Total stockholder’s equity	86,674	90,114	3,440	3.8%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$250,087	$247,629	$(2,458)	-1.0%